Exhibit 10.30
NOTES TO: QUALYTEXTIL SA - Reconciliation of Brazilian GAAP to US GAAP
Three months ended April 30, 2008

(a) Reclassify interest expense and interest income out of "net financial"
(b) Capital reserve reversal recognized as income	(b)	47,944
(c) Reclassify a government VAT tax incentive as a reduction of cost of goods sold	(c )	94,149
(d) Not used
(e) Net adjustment to administrative expenses
Legal fees not accrued under Brazilian GAAP - difference in opening and ending accruals		(1,348)
Management compensation not accrued under Brazilian GAAP - charge to earlier period		(107,266)
Outsourcing sales contractor invoices recorded one month in arrears - difference in opening and ending accruals		15,457
Outsourcing labor contractor invoices recorded one month in arrears - reverse beginning accrual		(22,930)
(e) Net adjustment to administrative expenses	(e)	(116,087)
(f) Net adjustment to cost of goods sold
inventory reserve not recorded under Brazilian GAAP - charged to earlier periods		(73,367)
reclassify a government VAT tax incentive (ICMS) as a reduction of cost of goods sold	(c )	(94,149)
Outsourcing labor contractor invoices recorded one month in arrears - reverse beginning accrual		(48,106)
(f) Net adjustment to cost of goods sold	(f)	(215,622)
(g) Income tax accrual to adjust to US GAAP income	(g)	52,760
(h)  The three month statement of profit and loss has been derived from the internally generated monthly financial statements. These financial statements have been translated using the rate applicable to each month. The exchange rate of $1.71288 represents a weighted average of the monthly rates used.